Exhibit 99.1

INFORMATION PROVIDED TO

POTENTIAL INVESTORS, COMPANY STOCKHOLDERS, AND COMPANY NOTEHOLDERS

ON A CONFIDENTIAL BASIS

YELLOW FOLDER, LLC

The Acquisition

The acquisition of Yellow Folder, LLC (“Yellow Folder”) (“Acquisition”) is intended to increase the Company’s scale and customer base in the K-12 education market. Located in McKinney, Texas, Yellow Folder is a software-as-a-service (“SaaS”) provider of secure, online document management for departments within the K-12 education market. Its software is specifically designed for student records, as well as additional specific modules for special education, human resources, and administration. Yellow Folder’s system transfers its clients’ files from paper or digital formats to its proprietary, secure, searchable cloud-based Health Insurance Portability and Accountability Act (HIPAA) and Family Educational Rights and Privacy Act (FERPA) compliant databases. Annual or multi-year school district contracts account for substantially all of Yellow Folder’s sales.

The anticipated purchase price for the Yellow Folder Acquisition would be $6.5 million at closing. Yellow Folder’s unaudited revenues for its fiscal year ended December 31, 2021 were approximately $2.8 million, with earnings before interest, taxes, depreciation, and amortization (“EBITDA”) of approximately $0.6 million. Annual projected revenue run rate, based on results from February 2022 is $3.1 million and annual projected EBITDA run rate is $0.8 million, also based on February 2022 results.

	2020	2021	Run Rate
SAAS	$2,124	$2,647	$2,912
Storage & Retrieval	181	181	181
Total Revenue	2,305	2,828	3,093

Total Cost of Goods Sold	1,693	1,125	913

Gross Margin	612	1,703	2,180

Operating Expense	1,475	1,221	1,402

Operating Income	(863)	482	778

Net Income	(946)	482	778

Total Adjustments to Net Income	351	142	-

Adjusted Earnings Before Interest Taxes, Depreciation and Amortization	$(595)	$624	$778
	-26%	22%	25%

Based on a total purchase price of $6.5 million, Intellinetics would be purchasing the Yellow Folder assets and business for a multiple of approximately 10.4x 2021 Adjusted EBITDA and 8.4x the annual projected EBITDA run rate (based on results for February 2022), and for a multiple of 2.3x 2021 revenues and 2.1x the annual projected revenue run rate (based on results for February 2022).

Acquisition Financing and Costs

The estimated sources and uses of funds, assuming the maximum amount of Shares and Notes offered are sold, for the Yellow Folder Acquisition and the Offering are outlined below:

Sources	$ 000’s	Uses	$ 000’s

Shares (equity)	7,000	Cash price	6,500
Notes (debt)	3,000	General working capital (1)	2,315
	-	Fees & expenses (2)	1,185
	10,000		10,000

(1)	General working capital may include debt repayment

(2)	Includes $800,000 payable to Taglich Brothers

If the Yellow Folder Acquisition is consummated, we will be purchasing substantially all the assets of Yellow Folder for a purchase price of $6.5 million to be funded with the proceeds of this Offering.

Fees and expenses include (a) $800,000 Placement Fee payable to the Placement Agent (assuming the maximum amount of Shares and Notes are issued in this Offering) (b) $200,000 success fee for the closing of the Yellow Folder Acquisition, payable to the Placement Agent in their capacity as transaction advisors and (c) approximately $185,000 of legal and accounting due diligence for the Yellow Folder Acquisition, the Offering, and other related expenses and fees. See “Plan of Distribution.”

Benefits of the Yellow Folder Acquisition

Although we believe the Yellow Folder Acquisition is at an attractive purchase price as a stand-alone investment, it also provides a strategic fit with our business. We see the Yellow Folder Acquisition to be complementary with and providing synergistic benefits to our current business.

●	All of Yellow Folder’s revenue is recurring with 94% being SaaS revenue. Yellow Folder would contribute $3.1 million in recurring revenue to our business (based on annual projected run rates derived from February 2022 results), resulting in combined SaaS recurring revenue of $4.6 million (31% of combined total revenue). Yellow Folder’s software is solely cloud-based, and it has no premise-based licensing revenue (which is non-recurring in nature).

●	There are digital transformation and business process outsourcing selling opportunities into Yellow Folder’s customer base. Typically, customers who need document management services also need digital transformation (scanning/microfilm conversion) and business process outsourcing, in addition to enterprise content management (“ECM”) solutions. Some customers may also need physical storage for records. Yellow Folder currently provides a robust ECM solution for the K-12 education marketplace and limited physical storage services. The various school districts that are currently utilizing Yellow Folder ECM service represent a ready-made untapped customer base for us.

●	Yellow Folder has long term relationships with its top customers, developing significant credibility and trust. Yellow Folder has provided services to various school districts since 2006. This has developed into a partnership-like relationship where Yellow Folder works closely with the school districts rather than just as a detached generic service provider. We believe the length and depth of Yellow Folder’s relationships with its clients, validated by strong customer retention, make Yellow Folder hard to displace as a solutions provider.

●	We can leverage Yellow Folder’s education record management system into our customer base. Yellow Folder has deep K-12 education market knowledge and expertise in student, special education, employee, and administrative records management, which will provide added capabilities to our document management solutions for the K-12 education market. In addition, elements of Yellow Folder’s popular user interface, reports, and information-sharing tools can be replicated in our existing software solutions as enhancements.

●	Yellow Folder’s development team and hosting architecture has the potential to benefit from improvement in operational efficiencies and synergies. Yellow Folder utilizes an offshore development team. Given Intellinetics’ internal development team, the offshore team and other Yellow Folder infrastructure would become redundant, which could result in corresponding cost reductions of approximately $80,000 per year.

●	We have the potential to improve Yellow Folder’s customer experience. The IntelliCloud suite of solutions can augment the Yellow Folder customer experience to increase satisfaction and account penetration.

Risks of the Yellow Folder Acquisition

While we believe the potential benefits of the Yellow Folder Acquisition outweigh the cost and potential risks, there is no assurance that we will realize the anticipated benefits, in full or in part. We have identified the following risks associated with the proposed Yellow Folder Acquisition:

●	Yellow Folder has solely focused on the K-12 education market and has purpose-built its solutions to that market’s specific needs and requirements. While the human resources and administration modules can be used by any business or organization, Yellow Folder’s significant value proposition is within the K-12 marketplace without diverse sources of revenues, which could make Yellow Folder’s revenues volatile if the value of Yellow Folder’s software erodes or if school districts experience budget cuts in any given state.

●	Yellow Folder has historically not sought annual price increases, so any future cost increases incurred in connection with solutions development, marketing, selling or delivery could materially and adversely affect Yellow Folder’s project margins, income, and overall financial results. Conversely, any future attempt to raise prices could materially and adversely affect Yellow Folder’s customer retention.

For a more detailed discussion of uncertainties and risks of the Yellow Folder Acquisition that may have an impact on future results, we urge readers to review carefully the detailed section entitled “Risk Factors - Risks Related to the Yellow Folder Acquisition” below.

Risks Related to the Yellow Folder Acquisition

Yellow Folder is a small company with a limited operating history.

Yellow Folder is a small company, founded in 2006, and it is still in an early phase of implementing its business plan. There can be no assurance that past performance of the business will continue after our proposed acquisition. The likelihood of its success should be considered in light of the problems, expenses, difficulties, complications and delays usually encountered by companies in their stages of development. We may not be successful in evaluating Yellow Folder due to these risks and uncertainties.

Yellow Folder is not subject to Sarbanes-Oxley regulations and may lack the financial controls and procedures of public companies.

Yellow Folder may not have the internal control infrastructure that would meet the standards of a public company, including the requirements of the Sarbanes Oxley Act of 2002. As a privately-held (non-public) company, Yellow Folder is currently not subject to the Sarbanes Oxley Act of 2002, and its financial and disclosure controls and procedures reflect its status as a development stage, non-public company. There can be no guarantee that there are no significant deficiencies or material weaknesses in the quality of Yellow Folder’s financial and disclosure controls and procedures. Such deficiencies or weaknesses may result in our inability to successfully evaluate Yellow Folder as a potential acquisition target.

Yellow Folder derives all of its revenues from a single SaaS product, so any decline in those revenues would materially and adversely impact the overall financial condition of the Yellow Folder business and our anticipated benefits of the Yellow Folder Acquisition.

All of Yellow Folder’s revenues are generated by its subscription sales of its SaaS product to K-12 school districts in a handful of states. Any erosion of revenues relating to this single SaaS product, whether caused by software bugs, hosted service availability, security breaches, obsolescence, K-12 education customer retention, or state or local budget cuts for school districts would have a material adverse effect on the business and financial results of Yellow Folder, whether prior to or after the closing of the Yellow Folder Acquisition, and whether as a result of the Yellow Folder Acquisition itself or for any other reason.

Yellow Folder has not historically raised prices on a regular basis, so any future cost increases incurred in connection with its customers could materially and adversely affect the project margins, income, and overall financial results of the Yellow Folder business. Additionally, any future price increases could have a material and adverse effect on customer retention.

Yellow Folder’s customers have not experienced price increases on a regular cadence for Yellow Folder’s subscription services. Historically, Yellow Folder has been able to manage its costs in order to maintain its operating margins. However, any future increases in the costs of the Yellow Folder business may make it difficult for it to continue to achieve its current operating margins. In addition, any attempts to increase customers’ subscription fees could result in a loss of customers or revenues from the Yellow Folder business. Any resulting future decrease in the operating margins of the Yellow Folder business may have a material and adverse effect on the financial results and anticipated benefits of the Yellow Folder Acquisition.

The future results of the our company after the Yellow Folder Acquisition may be adversely impacted if we do not effectively manage our expanded operations following completion of the Yellow Folder Acquisition.

Following completion of the Yellow Folder Acquisition, the size of our business will be materially larger than the current size of our business. Our ability to successfully manage this expanded business will depend, in part, upon our management’s ability to implement an effective integration of the acquired assets and business and to manage a combined business with significantly larger size and scope with the associated increased costs and complexity. There can be no assurances that our management will be successful or that we will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Yellow Folder Acquisition.

Completion of the Yellow Folder Acquisition is expected to be subject to a number of conditions, and if these conditions are not satisfied or waived, the Yellow Folder Acquisition will not be completed, which could create material and adverse consequences for us.

Yellow Folder has not executed a definitive and binding purchase agreement with us to effect the Yellow Folder Acquisition, and there is no assurance that any such agreement will be executed or that the terms discussed herein won’t be modified. Any such definitive agreement would be expected to contain certain conditions to closing the Yellow Folder Acquisition, including but not limited to some or all of the following: (1) approval of the Yellow Folder Acquisition by the members of Yellow Folder, (2) the absence of any governmental injunction or court order that prohibits completion of the Yellow Folder Acquisition, (3) the receipt of all required consents, approvals and other authorizations of any governmental entity, (4) material accuracy of the other party’s representations and warranties, and (5) compliance in all material respects with the other party’s obligations under the Yellow Folder Acquisition agreement. There can be no assurance that the conditions to closing the Yellow Folder Acquisition will be satisfied or waived or that the Yellow Folder Acquisition will be completed prior to the expiration of the Offering Period, or at all. In addition, the failure of the Yellow Folder Acquisition to be consummated, particularly after entry into a material definitive agreement and/or announcement of the transaction, could have material and adverse consequences for us.

If the Yellow Folder Acquisition is completed, we may fail to realize the anticipated benefits and cost savings of the Yellow Folder Acquisition, which could adversely affect the value of shares of our Common Stock.

The success of the Yellow Folder Acquisition will depend, in part, on our ability to realize the anticipated benefits and cost savings from acquiring the Yellow Folder business. Our ability to realize these anticipated benefits and cost savings is subject to certain risks, including, among others: our ability to successfully combine our business with Yellow Folder’s; the risk that the acquired business will not perform as expected; the extent to which we will be able to realize the expected synergies, including eliminating duplication and redundancy, leveraging customer relationships, and cross-selling software solutions; the possibility that we paid more for Yellow Folder than the value we will derive from the Yellow Folder Acquisition; the assumption of known and unknown liabilities of Yellow Folder; and the possibility of costly litigation challenging the Yellow Folder Acquisition.

If we are not able to successfully integrate the Yellow Folder acquired assets with our business within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the Yellow Folder Acquisition may not be realized fully or may take longer to realize than expected, the post-acquisition business may not perform as expected and the value of the shares of Company Common Stock may be adversely affected.

We and Yellow Folder have operated and, until completion of the Yellow Folder Acquisition will continue to operate, independently, and there can be no assurances that the assets of Yellow Folder can be integrated successfully with our business. It is possible that the integration process could result in the loss of key Company or Yellow Folder employees, the disruption of either company’s or both companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the our operations with Yellow Folder in order to realize the anticipated benefits of the Yellow Folder Acquisition so the combined business performs as expected include, among others:

●	integrating Yellow Folder’s separate operational, financial, reporting, and corporate functions;

●	integrating Yellow Folder’s technologies, products, and services;

●	identifying and eliminating redundant and underperforming operations and assets;

●	harmonizing the companies’ operating practices, employee development, compensation and benefits programs, internal controls, and other policies, procedures, and processes;

●	addressing possible differences in corporate cultures and management philosophies;

●	maintaining employee morale and retaining key management and other employees;

●	attracting and recruiting prospective employees;

●	consolidating the companies’ corporate, administrative, and information technology infrastructure;

●	coordinating sales, distribution, and marketing efforts;

●	managing the movement of certain businesses and positions to different locations; and

●	maintaining existing agreements with customers and vendors and avoiding delays in entering into new agreements with prospective customers and vendors.

In addition, at times, the attention of certain members of management and resources may be focused on completion of the Yellow Folder Acquisition and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

We will incur significant transaction and integration-related costs in connection with the Yellow Folder Acquisition.

We expects to incur a number of non-recurring costs associated with the Yellow Folder Acquisition and integrating Yellow Folder into our business. We will incur significant transaction costs related to the Yellow Folder Acquisition. We also will incur significant integration-related fees and costs related to formulating and implementing integration plans, including systems consolidation costs and employment-related costs. Additional unanticipated costs may be incurred in the Yellow Folder Acquisition and the integration of the two companies’ businesses. While we have assumed that a certain level of transaction expenses will be incurred, factors beyond our control may arise. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

The Yellow Folder Acquisition may not be accretive, and may be dilutive, to our earnings per share, which may negatively affect the market price of shares of our Common Stock.

In addition, future events and conditions could decrease or delay the accretion that is currently projected or could result in dilution, including the issuance of Shares in connection with this Offering, adverse changes in market conditions, additional transaction and integration-related costs and other factors such as the failure to realize some or all of the anticipated benefits of the Yellow Folder Acquisition. Any dilution of, decrease in or delay of any accretion to, our earnings per share could cause the price of our Shares to decline.

Following the closing of the Yellow Folder Acquisition, there is a risk that a significant amount of our total assets will be related to acquired intangible assets and goodwill, which are subject to annual impairment reviews, or more frequent reviews if events or circumstances indicate that the carrying value may not be recoverable. Because of the significance of these assets, any charges for impairment as well as amortization of intangible assets could have a material adverse effect on our results of operations and financial condition.

Investment Thesis

We believe that the acquisition of Yellow Folder would increase our scale and cash flow and be an important step to help build a quicker path to our increased profitability. We see this as part of an ongoing process to build out our company as a platform for growth in niche verticals in ECM digital transformation. Specifically, the Yellow Folder Acquisition would provide us with $3.1 million of annual, high margin recurring revenue, based on Yellow Folder’s 2021 and February 2022 financial statements, expanding our total SaaS revenue to almost a third of our total revenue. Combined with our current other recurring revenue streams such as software maintenance and support agreements, business process outsourcing (BPO), and records storage, our combined recurring revenue with the Yellow Folder Acquisition would be over 60% of total revenue. Yellow Folder has long-standing relationships with over 245 K-12 customers, and we believe there are strategic opportunities to cross-sell our other digital transformation services to the various school districts that make up Yellow Folder’s customer base. Yellow Folder’s customer base would complement and expand our existing K-12 customer base to approximately 475. Yellow Folder’s deep knowledge and experience in the K-12 market would strengthen and develop our current service offerings in that space.

Our proposed acquisition of Yellow Folder aligns with our vision for the future of Intellinetics in the wider digital transformation marketplace. As detailed in a recent Forrester report (Building From A Strong Foundation: It’s Time For Digital Government, a Forrester Consulting Thought Leadership Paper Commissioned by Adobe, October 2021), Adobe commissioned Forrester Consulting to evaluate the state of digital transformation and digital document deployment within government agencies. The Forrester study found that 63% of study respondents who were decision-makers for local government departments indicated that their departments are too reliant on paper-based processes for customer service/citizen experience. Further, over the last year the federal government has passed legislation allocating over $281B towards stabilizing education budgets and mitigating the effects on COVID in schools, (Jordan, Phyllis; What Congressional Covid Funding Means for K-12 Schools, FutureEd, https://www.future-ed.org/what-congressional-covid-funding-means-for-k-12-schools/). Digital transformation is one of the recipients of this funding, and our proposed acquisition of Yellow Folder is an important part of our strategic plans to seize the opportunities presented by this changing market landscape.